Exhibit 99.1

Ondas Holdings Reports Second Quarter 2021 Financial Results

Executed transformative acquisition of American Robotics

Completed $51.5 million public offering

Continued progress in Rail markets supported by expanded Siemens’ activity

Nantucket, MA – August 16, 2021 - Ondas Holdings Inc. (NASDAQ: ONDS), a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”), today announced financial and operating results for the second quarter of 2021. Management is hosting an earnings conference call and audio webcast to discuss results today, August 16, 2021, at 8:30 a.m. ET.

During the second quarter of 2021, Ondas Holdings continued to make significant business development progress at its subsidiary, Ondas Networks, which included the evolution of multiple network opportunities with the Class I rails and its strategic relationships with Siemens and AURA. Ondas Holdings also announced in May it had entered into a definitive agreement to acquire American Robotics, a leading developer of highly automated commercial drone systems, thereby creating a leading MC-IoT data and drone solutions platform company servicing commercial and government markets. The acquisition of American Robotics closed on August 5th. In addition, the Company completed a $51.5 million equity raise in June providing significant growth capital to support its business expansion plans.

“During the second quarter, Ondas continued to position itself for success in the MC-IoT markets we are targeting,” said Eric Brock, Ondas’ Chairman and CEO. “We continued to advance our business activity with the Rails, Siemens and AURA bringing those projects closer to completion and volume production. We announced and have now completed the strategic acquisition of American Robotics, opening a brand new, substantial worldwide TAM. And we strengthened our balance sheet by raising $51.5 million in a public equity offering and extinguishing 95% of our debt.”

Recent Highlights

●	Entered into a definitive agreement to acquire American Robotics, a leading developer of highly automated commercial drone systems and the first company approved by the FAA to operate its drones beyond-visual-line-of-sight (“BVLOS”) without a human operator on-site. The acquisition was completed on August 5th with overwhelming support from our shareholders with approximately 99.7 percent of the votes cast supporting the acquisition.

●	Strengthened our balance sheet by raising $51.5 million through a public equity offering and retiring 95% of the Company’s debt.

●	Revenues increased by 51% for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020.

●	Advanced multiple joint product development programs along with Siemens Mobility in preparation for volume production with the rails both domestically and internationally.

●	Substantially completed the next phase of the joint-development program with AURA, a privately held company deploying a nationwide network for the command and control of commercial drones.

Second Quarter and First Half 2021 Financial Highlights

Revenues decreased by 25% to approximately $0.9 million for the three months ended June 30, 2021, as compared to approximately $1.2 million for the three months ended June 30, 2020. The decrease in revenue was primarily a result of lower product sales which were offset by the increase in development revenue in the three months ended June 30, 2021, as compared to the three months ended June 30, 2020, during which the Company fulfilled a large network product order. Gross profit decreased by 50% to $307,000 for the three months ended June 30, 2021, as compared to $615,000 for the three months ended June 30, 2020, as a result of lower revenue and higher cost of goods sold related to development agreements. Gross profit on a percentage basis was approximately 35% for the three months ended June 30, 2021, compared to 53% for the three months ended June 30, 2020. The lower gross profit percentage was driven by the change in mix between development revenue at a lower margin then product revenues.

Operating expenses were relatively flat at $3.4 million for the three months ended June 30, 2021, as compared to three months ended June 30, 2020. Stock based compensation decreased by approximately $0.8 million in the three months ended June 30, 2021, which was offset by a total increase of approximately $0.8 million for professional fees related to American Robotics acquisition and facilities related expenses for the three months ended June 30, 2021.

The Company realized an operating loss of approximately $3.1 million for the three months ended June 30, 2021, as compared to $2.8 million for the three months ended June 30, 2020. The difference was driven primarily by lower revenues and lower gross profit during the period. Net loss was approximately $2.8 million for the three months ended June 2021, as compared to a net loss of $3.2 million in the three months ended June 30, 2020. Net loss was lower primarily due to loan forgiveness of approximately $0.7 million and a decrease in interest expense of approximately $0.1 million as compared to the three months ended June 30, 2020.

Revenues grew by 50% to approximately $2.1 million for the six months ended June 30, 2021, compared to approximately $1.4 million for the six months ended June 30, 2020. Revenue growth was primarily due to larger development projects with Siemens and AURA during the first half of 2021. Gross profit increased by 45% to $0.9 million as a result of higher revenue for the six months ended June 30, 2021, as compared to $0.6 for the six months ended June 30, 2020. Gross profit on a percentage basis, was approximately the same at 45% for the six months ended June 30, 2021, as compared to 47% for the six months ended June 30, 2020.

Operating expenses increased approximately 21% to $6.9 million for the six months ended June 30, 2021, as compared to $5.7 million for the six months ended June 30, 2020. This increase was driven primarily by professional fees associated with the acquisition of American Robotics.

The Company realized an operating loss of approximately $6.0 million for the six months ended June 30, 2021, as compared to a similar loss for the six months ended June 30, 2020. Increased operating expenses from the American Robotics acquisition was the primary driver despite the growth in revenues and gross profits. Net loss was approximately $6.0 million for the six months ended June 2021 with a similar net loss for the six months ended June 30, 2020.

The Company held cash and cash equivalents of approximately $58.5 million as of June 30, 2021, as compared to approximately $26.1 million as of December 31, 2020.

Outlook

Ongoing investments in market expansion and deeper penetration of select verticals are expected to continue supporting customer activity as Ondas advances its long-term strategy to drive commercial penetration of its proprietary technology across multiple markets. The Company continues to work closely with Class 1 Rails and its strategic rail partner Siemens to advance the adoption of Ondas’ FullMAX platform in the 900 MHz network, greenfield spectrum. We expect to receive a purchase order from the Class 1 Rails related to the MC-IoT Rail lab in the fourth quarter of 2021, an important step on the roadmap to commercial adoption. We also expect to receive additional joint-product development projects with Siemens with increased activity related to international markets.

Our commercialization efforts with AURA continue to progress. We expect to complete the current project focused on optimizing our FullMAX network equipment for testing and demonstration network purposes in the third quarter of 2021. In addition to the ongoing network development work, we expect initial equipment orders from AURA for testing and network expansion during the second half of 2021.

We expect American Robotics to expand commercial deployments of the Scout System™ and have begun to build inventory for customer demand. Scout™ deployments will focus on a select group of blue-chip customers in the mining, agriculture, oil & gas and utilities sectors over the second half. In parallel, American Robotics will invest in field service operations to create capacity to handle expanded drone fleet deployments with existing customers and to support new customer activity as the year progresses.

For Ondas Networks, we expect bookings and revenue growth to fluctuate from quarter-to-quarter given the timing of development activity in front of the targeted commercial rollout for the Rail 900 MHz network, the multiple development projects underway with Siemens and project related bookings related to AURA’s network development. Furthermore, American Robotics recently commenced the process of scaling its support organization for its customer engagements. As such, we will not provide financial guidance for the third quarter of 2021.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, August 16, 2021, at 8:30 a.m. ET. Investors may access a live webcast of the earnings conference call via the “News / Events” page of the Company’s Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of the Company’s website.

Live Listen Only Webcast	Webcast Here
Participant Dial In (toll free)	1-866-777-2509
Participant Dial In (International)	1-412-317-5413
Participant Call Pre-Registration (encouraged)	Pre-Register Here

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$58,550,105	$26,060,733
Accounts receivable, net	726,338	47,645
Inventory, net	1,146,718	1,152,105
Note receivable	2,000,000	-
Other current assets	1,064,958	629,030
Total current assets	63,488,119	27,889,513

Property and equipment, net	185,241	163,084

Other Assets:
Intangible assets, net	292,716	379,530
Lease deposits	118,577	28,577
Operating lease right of use assets	833,852	51,065
Total other assets	1,245,145	459,172
Total assets	$64,918,505	$28,511,769

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,871,858	$2,368,203
Operating lease liabilities	476,487	56,168
Accrued expenses and other current liabilities	2,073,735	2,832,780
Secured promissory note, net of debt discount of $0 and $120,711, respectively	-	7,003,568
Deferred revenue	24,692	165,035
Notes payable	-	59,550
Total current liabilities	4,446,772	12,485,304

Long-Term Liabilities:
Notes payable	300,000	906,541
Accrued interest	36,972	36,329
Operating lease liabilities, net of current	357,365	-
Total long-term liabilities	694,337	942,870
Total liabilities	5,141,109	13,428,174

Commitments and Contingencies

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 and 10,000,000 shares authorized; at June 30, 2021 and December 31, 2020, respectively, and none issued or outstanding at June 30, 2021 and December 31, 2020, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized; none issued or outstanding at June 30, 2021 and December 31, 2020, respectively	-	-
Common stock - par value $0.0001; 116,666,667 shares authorized; 34,038,707 and 26,540,769 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	3,404	2,654
Additional paid in capital	130,983,424	80,330,488
Accumulated deficit	(71,209,432)	(65,249,547)
Total stockholders’ equity	59,777,396	15,083,595
Total liabilities and stockholders’ equity	$64,918,505	$28,511,769

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues, net	$887,432	$1,155,374	$2,052,196	$1,355,572
Cost of goods sold	580,675	540,585	1,136,025	721,677
Gross profit	306,757	614,789	916,171	633,895

Operating expenses:
General and administration	2,495,271	2,490,257	4,904,124	3,398,844
Sales and marketing	196,149	132,370	383,521	681,388
Research and development	753,642	757,916	1,648,219	1,650,845
Total operating expenses	3,445,062	3,380,543	6,935,864	5,731,077

Operating loss	(3,138,305)	(2,765,754)	(6,019,693)	(5,097,182)

Other income (expense)
Other income (expense), net	652,957	-	618,781	9,013
Interest income	7,594	66	7,626	158
Interest expense	(344,012)	(454,853)	(566,600)	(939,815)
Total other income (expense)	316,539	(454,787)	59,807	(930,644)

Loss before provision for income taxes	(2,821,766)	(3,220,541)	(5,959,886)	(6,027,826)

Provision for income taxes	-	-	-	-

Net loss	(2,821,766)	(3,220,541)	(5,959,886)	(6,027,826)

Net loss per share - basic and diluted	$(0.10)	$(0.16)	$(0.21)	$(0.30)

Weighted average number of common shares outstanding, basic and diluted	28,890,547	19,802,921	28,083,888	19,802,921

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(5,959,886)	$(6,027,826)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	50,272	49,473
Amortization of deferred financing costs	120,712	295,159
PPP Loan forgiveness	(666,091)	-
Amortization of intangible assets	19,617	6,464
Amortization of right of use asset	154,457	134,768
Loss on Intellectual Property	70,895	-
Stock-based compensation	1,650,119	1,906,679
Changes in operating assets and liabilities:
Accounts receivable	(678,694)	(312,769)
Inventory	5,387	(102,821)
Other current assets	(435,929)	(126,276)
Accounts payable	(496,344)	1,041,105
Deferred revenue	(140,343)	-
Operating lease liability	(159,560)	(234,400)
Accrued expenses and other current liabilities	(623,300)	604,579
Net cash flows used in operating activities	(7,088,688)	(2,765,865)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(3,698)	(24,499)
Purchase of equipment	(72,429)	(6,898)
Proceeds from sub-lease deposit	-	19,332
Security deposit	(90,000)	2,775
Cash paid for note receivable	(2,000,000)	-
Net cash flows used in investing activities	(2,166,127)	(9,290)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from paycheck protection program loan	-	666,091
Proceeds from exercise of warrants	1,344,882	-
Proceeds from 2021 Public Offering, net of costs	47,523,583	-
Payments on loan payable	(7,124,278)	-
Net cash flows provided by financing activities	41,744,187	666,091

Increase (decrease) in cash and cash equivalents	32,489,372	(2,109,064)
Cash and cash equivalent, beginning of period	26,060,733	2,153,028
Cash and cash equivalents, end of period	$58,550,105	$43,964

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$1,038,532	$4,928
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Forgiveness of accrued officers salary	$135,103	$150,002

Investor Relations for Ondas Holdings Inc.
Michael Bowen, ICR
ondasir@icrinc.com

Media Contacts for Ondas Holdings Inc. and Ondas Networks Inc.
Stewart Kantor, President and CFO
Ondas Holdings Inc.
888.350.9994 Ext. 1009
ir@ondas.com

Media Contacts for American Robotics, Inc.
Chelsea Higgins
BIGfish Communications
americanrobotics@bigfishpr.com
617.713.3800

Source: Ondas Holdings Inc.